UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

23129 Cajalco Road, Perris, CA 92570

(Address of principal executive offices)

888-685-7336

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On June 10, 2016, Gopher Protocol Inc. (the “Company”) entered into a consulting agreement (the "Agreement") with Waterford Group LLC ("Waterford") pursuant to which the Company engaged Waterford to provide sales and marketing consulting and advisory services to the Company in consideration of 100,000 shares of restricted common stock of the Company (the "Shares") and a common stock purchase warrant (the "Warrant") to acquire 750,000 shares of restricted common stock of the Company at an exercise price of $2.25 per share for a period of five (5) years. 50,000 of the Shares were issued to Waterford upon the execution of the Agreement, which such initial shares cover Q2 2016, and 12,500 of the Shares will be issued to the Waterford on a quarterly basis thereafter. The Warrant vests on a quarterly basis in eight (8) equal quarterly installments each in the amount of 93,750 shares during the term of the Agreement. The first quarterly installment vested upon the execution of the Agreement and covers Q2 2016 and each subsequent quarterly installment vests each quarter thereafter.

The Company claims an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) for the issuances of the above securities pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. Waterford is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement dated June 10, 2016, by and between Gopher Protocol Inc. and Waterford Group LLC

4.1	Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

By:/s/ Michael Murray

Name: Michael Murray
Title: CEO, President, Secretary,
Treasurer and Director

Date:	June 13, 2016
Perris, California